EXHIBIT 10.3

MUTUAL TERMINATION
OF EMPLOYMENT AGREEMENT

This Mutual Termination of Employment Agreement is entered into by and between Vidaroo Corp. and Micheal Morgan effective as of January 1, 2013.

1.
Mr. Morgan is the current President and Chief Technology Officer of Vidaroo based on an employment agreement dated as of August 14, 2009 with subsequent amendments dated November 10, 2009 and May 16, 2012.

2.	The parties hereby wish to, and do hereby, mutually terminate the Agreement.

3.	Mr. Morgan will resign his position as an Executive Officer, but continue in his role as a Director of the Board.

4.	In consideration of the mutual termination Mr. Morgan agrees to forgo any post employment compensation as stated in the agreement.

5.
In consideration of the mutual termination, Vidaroo agrees to forgo any rights that previously existed in Section 9 “Restrictive Covenants” of the Employment Agreement and further agrees to indemnify Mr. Morgan for any and all possible ramifications related to the release of the “Restrictive Covenants”.

6.
In consideration for his ongoing involvement on the Board of Directors, all Stock Options previously issued shall remain in full force and effect.  In further consideration for his ongoing leadership as a Director, Vidaroo agrees to adjust the Exercise price of those Stock Options to Fair Market Value Fair Market Value at the time of the execution of this agreement.  Fair Market Value shall be defined as the average closing price of Vidaroo’s Common Stock for the 30 calendar days prior to the execution of this agreement.

7.	Vidaroo and Mr. Morgan also agree to enter into a separate agreement whereby Mr. Morgan shall serve as a consultant for Vidaroo.

Vidaroo Corp.

By:
	Thomas Moreland, Incoming Chairman	Micheal Morgan
And CEO